Exhibit 99.1

Traws Pharma Antiviral Bird Flu Program, Tivoxavir Marboxil, Shows Positive Data in Non-human Primates

•	Tivoxavir marboxil (TXM), administered as a single dose in non-human primates, significantly reduced lung viremia and prevented weight loss, two key measures of antiviral activity in preclinical bird flu models
•	Results build on earlier positive findings of mortality benefit for TXM in ferrets and mice
•	FDA briefing documents in preparation for discussion of potential accelerated path to approval
•	Data presentation to be provided at Investor Event on March 31, 2025 at 10:00 AM ET

NEWTOWN, PA, March 24, 2025 (GLOBE NEWSWIRE) – Traws Pharma, Inc. (NASDAQ: TRAW) (“Traws Pharma”, “Traws” or “the Company”), a clinical-stage biopharmaceutical company developing novel therapies to target critical threats to human health from respiratory viral diseases, today announced positive topline results from a study evaluating the use of tivoxavir marboxil (TXM) as a treatment for non-human primates challenged with a non-lethal dose of H5N1 bird flu. TXM is an investigational oral, small molecule CAP-dependent endonuclease inhibitor designed to be administered as a single-dose for the treatment of bird flu and seasonal influenza.

In the study, ten non-human primates (NHP, five treated, five control) received a non-lethal challenge dose of H5N1 bird flu at time zero and 12 hours later received a one-time treatment of TXM, dosed at the equivalent of a human dose of 480 mg. Key assessments included body weight and lung viremia. Since flu can cause weight loss, it is an important endpoint to assess the efficacy of interventions. Lung viremia is a standard endpoint in antiviral influenza studies.

•	TXM-treated animals had significantly lower lung viremia – Lung viremia in control NHPs rose to be as high as 1X10[7] infectious particles per ml whereas lung virus levels in NHPs treated with TXM were consistently below the level of quantitation (2X10[3] infectious particles per ml)
•	TXM-treated animals did not experience flu-induced weight loss – Control NHPs lost an average of 4.2% of their body weight over a 10-day period following viral challenge, whereas the body weight of NHPs treated with TXM remain stable or increased slightly (p<0.004)
•	Consistent therapeutic effects of TXM across NHPs, ferrets and mice – As previously reported, TXM-treatment increased the proportion of surviving ferrets and lowered the viral burden in lung and nasal tissues following a lethal H5N1 bird flu challenge. In addition, TXM treatment resulted in complete survival and undetectable lung viremia in mice following a lethal H5N1 challenge, as detailed in a presentation at ICAR2025[1]. Ferrets and mice are well-validated preclinical influenza models

“Bird flu continues to be a threat to human health. In addition to the ongoing plague of bird flu in wild birds and mammals, extensive spread in poultry and dairy farms has increased the exposure risk for agricultural workers. Every contact between humans and infected animals increases the risk that bird flu will evolve and spread in the human population,” said Robert R. Redfield, MD, Chief Medical Officer for Traws Pharma and former Director of the U.S. Centers for Disease Control and Prevention (CDC). “With positive results from three animal models, and acknowledging the substantial risk to human health, we are committed to seeking FDA feedback on the regulatory path for TXM in H5N1 bird flu.”

Reports of nine mutations found in the bird flu virus isolated from a Texas dairy worker and not in cattle from the same farm2 validated concerns about the rapid pace of viral mutation and pandemic risk. We used that same virus in our preclinical studies and showed that TXM treatment suppressed bird flu disease and increased survival in several mammalian species, as noted above,” said C. David Pauza, PhD, Chief Science Officer for Traws Pharma. “Our studies focus on evaluating a one-time oral TXM dose. TXM’s safety is supported by data from Phase I studies in healthy volunteers reported in January 2024.”

“The Company intends to meet with the FDA in H1 2025 to align on a path forward, including the potential for accelerated approval utilizing the “Animal Rule”, wherein safety studies in healthy human volunteers plus effectiveness data in animal models are used to support drug approval. The Animal Rule is intended to provide a path to approval in cases where it would be unethical or impractical to conduct controlled human clinical trials,” said Werner Cautreels, PhD, Chief Executive Officer for Traws Pharma. “We will host an Investor Event on Monday, March 31, 2025 at 10:00 AM ET to present an overview of preclinical and human data on TXM and potential next steps towards approval.”

To register for the virtual Investor Event, click here.

About Tivoxavir Marboxil

Tivoxavir marboxil (TXM) is an investigational oral, small molecule CAP-dependent endonuclease inhibitor designed to be administered as a single-dose for the treatment of bird flu and seasonal influenza. It has demonstrated potent in vitro activity against a range of influenza strains in preclinical studies, including the highly pathogenic avian flu H5N1 (bird flu). Consistent, positive preclinical data from three species indicate that a single dose of TXM demonstrated a therapeutic effect against H5N1 bird flu. Seasonal influenza represents an estimated multi-billion dollar antiviral market opportunity, largely driven by global health organizations, practice guidelines and government tenders3, with upside potential from potential pandemic flu outbreaks including H5N1 bird flu. We believe that these data support further development of tivoxavir marboxil as a treatment for bird flu.

Additional highlights from mouse and ferret studies:

•	In a mouse study using a lethal dose of bird flu, TXM treatment prevented death and body weight loss, and reduced lung viremia by > 10[5] times.
•	In a ferret study using a lethal dose of bird flu, all untreated animals died within 4 days of challenge, while TXM-treated animals had a slower course of disease. 100% of animals survived for 8 days, with an overall survival rate of 50% after 14 days.
•	Data regarding lung viremia show that, consistent with the mouse and nonhuman primate studies, TXM-treated ferrets had between 10[4] and 10[6] -times lower levels of virus in lungs compared to untreated animals.

Source information:

1.	ICAR2025 = the International Conference on Antiviral Research held in 2025
2.	Mostafa, A., Barre, R.S., Allue-Guardia, A., et al. (2025) Emerging Microbes and Infections, https://doi.org/10.1080/22221751.2024.2447614;
3.	TRAW data on file

About Traws Pharma, Inc.

Traws Pharma is a clinical stage biopharmaceutical company dedicated to developing novel therapies to target critical threats to human health in respiratory viral diseases. We are advancing novel investigational antiviral agents that have potent activity against difficult to treat or resistant virus strains that threaten human health. Our product candidates are intended to be safe, with simple dosing regimens. We strive to utilize accelerated clinical trial strategies with a commitment to patients who are especially vulnerable.

The Company’s two antiviral programs are investigational oral small molecules targeting bird flu and seasonal influenza, and COVID-19. Tivoxavir marboxil is in development as a single dose treatment for bird flu and seasonal influenza, targeting the influenza cap-dependent endonuclease (CEN). Ratutrelvir is in development as a COVID treatment, targeting the Main protease (Mpro or 3CL protease), without the need for co-administration of ritonavir.

For more information, please visit www.trawspharma.com and follow us on LinkedIn.

Forward-Looking Statements

Some of the statements in this release are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, Section 21E of the Securities Exchange Act of 1934, as amended, and the Private Securities Litigation Reform Act of 1995, and involve risks and uncertainties including statements regarding the Company, its business and product candidates, including the potential opportunity, benefits and the regulatory plans for tivoxavir marboxil. The Company has attempted to identify forward-looking statements by terminology including “believes”, “estimates”, “anticipates”, “expects”, “plans”, “intends”, “may”, “could”, “might”, “will”, “should”, “preliminary”, “encouraging”, “approximately” or other words that convey uncertainty of future events or outcomes. Although Traws believes that the expectations reflected in such forward-looking statements are reasonable as of the date made, expectations may prove to have been materially different from the results expressed or implied by such forward looking statements. These statements are only predictions and involve known and unknown risks, uncertainties, and other factors, including the success and timing of Traws’ clinical trials, Traws’ interactions with and guidance from the FDA, collaborations, market conditions, regulatory requirements, the extent of the spread and threat of the bird flu, and those discussed under the heading “Risk Factors” in Traws’ filings with the U.S. Securities and Exchange Commission (SEC). Any forward-looking statements contained in this release speak only as of its date. Traws undertakes no obligation to update any forward-looking statements contained in this release to reflect events or circumstances occurring after its date or to reflect the occurrence of unanticipated events, except to the extent required by law.

Traws Pharma Contact:

Nora Brennan
Traws Pharma, Inc.
nbrennan@trawspharma.com

www.trawspharma.com

Investor Contact:

Bruce Mackle
LifeSci Advisors, LLC
646-889-1200
bmackle@lifesciadvisors.com